PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-78575
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts

Internet HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Internet HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Amazon.com, Inc.	AMZN	18	NASDAQ
CMGI Inc.(1)	CMGI	10	NASDAQ
CNET Networks, Inc.	CNET	4	NASDAQ
EarthLink, Inc.	ELNK	6.23	NASDAQ
eBay Inc.	EBAY	48	NASDAQ
E*TRADE Financial Corporation	ETFC	12	NASDAQ
McAfee, Inc.	MFE	7	NYSE
Priceline.com Incorporated	PCLN	1.1667	NASDAQ
RealNetworks, Inc.	RNWK	8	NASDAQ
TD Ameritrade HLDG Corp.	AMTD	9	NASDAQ
Time Warner Inc.	TWX	42	NYSE
Yahoo! Inc.	YHOO	52	NASDAQ

(1)

Effective November 1, 2007, CMGI, Inc. (NASDAQ ticker “CMGI”), an underlying constituent of the Internet HOLDRS Trust, began trading under NASDAQ ticker “CMGID.” Effective November 1, 2007, the quantity of shares of CMGI, Inc. represented by each 100 share round lot of Internet HOLDRS decreased from 10 to 1, due to the 1 for 10 reverse stock split of CMGI, Inc. As a result, creations of Internet HOLDRS will require 1 share of CMGI, Inc.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2007.